Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Amended Offering Statement on Form 1-A, of our report dated October 24, 2022, with respect to our audit on the consolidated financial statements of Mr. Mango, LLC and subsidiaries as of and for the years ended December 31, 2021 and 2020.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California
November 28, 2022